Amendment to the Exclusivity Agreement

                         Becton, Dickinson and Company
                                1 Becton Drive
                       Franklin Lakes, New Jersey 07417



September 1, 2006

TriPath Imaging, Inc.
780 Plantation Drive,
Burlington, NC 27215

Attention:        Paul R. Sohmer, M.D.
                  Chief Executive Officer

Ladies and Gentlemen:

         Reference is made to the letter agreement, dated August 16, 2006 (the "Original Agreement") between Becton, Dickinson and Company ("BD") and TriPath Imaging, Inc. (the "Company") and the amendment thereof dated August 24, 2006. In light of the ongoing negotiations regarding a possible business combination transaction involving BD and the Company (the "Transaction"), BD and the Company hereby agree that the Termination Date, as defined in the Original Agreement, shall be further revised and extended to 11:59 p.m. (New York City time) on September 8, 2006. The Original Agreement shall remain in full force and effect except for such revision and extension of the Termination Date.

         If the foregoing is acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement. This letter agreement may be executed in counterparts and shall be governed by the internal laws of the State of Delaware.

                                          Sincerely,

                                          Becton, Dickinson and Company


                                          By: /s/ Vincent A. Forlenza
                                             --------------------------------
                                             Name: Vincent A. Forlenza
                                             Title: Executive Vice President

Accepted and agreed as of
the date first written above:

TriPath Imaging, Inc.


By: /s/ Stephen P. Hall
    --------------------------------
    Name: Stephen P. Hall
    Title: Chief Financial Officer